Exhibit 99.1

For Immediate Release

Contact:
Audria Belton
media@synovus.com

Kevin Blair to Succeed Kessel Stelling as Synovus Board Chair

COLUMBUS, Ga., Dec. 15, 2022 – Synovus Financial Corp. (NYSE:SNV) today announced the appointment of President and Chief Executive Officer Kevin Blair to chairman of the board, effective Jan. 1, 2023. Blair succeeds Kessel D. Stelling, who is retiring as chairman on Dec. 31, 2022, and will continue in an advisory role with the company until Jan. 1, 2025, as previously announced.

Blair has served as president and CEO of Synovus since April 2021. He joined Synovus in 2016 as executive vice president and chief financial officer. Blair was appointed senior executive vice president, chief operating officer in 2018.

“I’m honored to expand my executive responsibilities to include board chair, succeeding a highly respected leader whose legacy is marked by strength, resiliency and a commitment to the continued success of our company and investment in our people,” said Blair. “Kessel has also been instrumental in building a talented, diverse and cohesive board that is deeply committed to strong governance practices. I look forward to the continued work with our directors and executive team to effectively execute our key strategic growth initiatives.”

Stelling was named Synovus president and chief operating officer in February 2010 and president and chief executive officer in October 2010. He has served as chairman of the board since Jan. 1, 2012.

“I have been honored these past 12 years to work alongside an incredible Synovus team and a supportive, engaged board of directors,” said Stelling. “The future of this company remains very bright under the continued capable and visionary leadership of Kevin Blair and the dedicated team caring for our clients and communities every single day.”

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $59 billion in assets. Synovus provides commercial and consumer banking and a full suite of specialized products and services, including private banking, treasury management, wealth management, mortgage services, premium finance, asset-based lending, structured lending, capital markets and international banking. Synovus has branches in Georgia, Alabama, South Carolina, Florida and Tennessee. Synovus is a Great Place to Work-Certified Company and is on the web at synovus.com, Twitter, Facebook, LinkedIn and Instagram.